NEWS RELEASE

                                                    IMMEDIATE (October 23, 1995)

THOMAS E. CARROLL
Chief Executive Officer
MEDIQ Incorporated
(609) 662-3200

     PENNSAUKEN, NJ - MEDIQ Incorporated today announced that the Board of Directors of the Company accepted the recommendation of its Special Committee to reject the two outstanding offers to acquire the Company and terminate any further efforts to sell the Company at this time.

     The Company will continue the process of divesting itself of substantially all operating assets of the Company, other than its wholly-owned subsidiary, MEDIQ/PRN Life Support Services, Inc. and will use the divestiture proceeds to retire debt. MEDIQ said that after evaluating various alternatives for maximizing shareholder value, including the possible sale of all or substantially all of the stock or assets of the Company, the Board determined to concentrate on further developing and operating the business of MEDIQ/PRN which it believes offers the best opportunity for future growth with reduced leverage. MEDIQ/PRN is the country's leading provider of life support and critical care medical equipment on a rental basis.

     In light of the concentration on the growth of MEDIQ/PRN, the Board of Directors has accepted the resignation of Bernard J. Korman as President and Chief Executive Officer of the Company with thanks for his 22 years of loyal service and leadership. Further, the Board has elected Thomas E. Carroll, currently the President of MEDIQ/PRN, as President of the Company, Chief Executive Officer of both the Company and MEDIQ/PRN and a director of the Company.

     MEDIQ also stated that it continues to support the previously announced efforts of the Board of Directors of NutraMax Products, Inc. to explore opportunities to maximize value for NutraMax shareholders. MEDIQ owns 47% of NutraMax Products, Inc. (NASDAQ:NMPC), a leading health and personal care products company, marketing products in the feminine needs, cough/cold, baby care, eye care and personal care categories.

     MEDIQ reaffirmed its intention to pursue the realization of the value of its investment in PCI Services, Inc. MEDIQ owns 47% of PCI Services, Inc. (NASDAQ:PCIS), a leading independent provider of pharmaceutical packaging services.

     MEDIQ Incorporated, whose shares (MED and MED.Pr) and debentures (MED.C and MED.NP) are traded on the American Stock Exchange, provides essential healthcare services in a cost effective manner to a variety of healthcare providers. MEDIQ also owns 40% of MMI Medical, Inc., (NASDAQ:MMIM), a leading independent provider of cost-effective specialized services to hospital radiology departments and other healthcare providers.